Registration No. 333-113996




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                             REGISTRATION STATEMENT
                                   ON FORM S-8
                                      Under
                           THE SECURITIES ACT OF 1933

                                BEXIL CORPORATION
             (Exact name of registrant as specified in its charter)

                    Maryland                                  13-3907058
(State or other jurisdiction of incorporation     (IRS Employer Identification No.)
               or organization)

                                11 Hanover Square
                            New York, New York 10005
                    (Address of Principal Executive Offices)

                        2004 Incentive Compensation Plan
                            (Full title of the plan)

                                 Thomas Winmill
                                Bexil Corporation
                                11 Hanover Square
                            New York, New York 10005
                                  212-785-0400
 (Name, address and telephone number, including area code, of agent for service)

                        Copies of all communications to:
                             Darren L. Ofsink, Esq.
                                Guzov Ofsink, LLC
                         600 Madison Avenue, 14th Floor
                               New York, NY 10022
                                 (212) 371-8008

                                EXPLANATORY NOTE

     Bexil Corporation (the "Company") is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-113996) solely to file as an additional exhibit thereto, Amendment No. 1 to the 2004 Incentive Compensation Plan.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 8.    Exhibits.

         Exhibit           Description
         Number
         ---------         --------------

          4-c-3            Amendment No. 1 to 2004 Incentive Compensation Plan.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of February, 2006.


                                                        BEXIL CORPORATION

                                                        By: /s/ Thomas Winmill
                                                        --------------------
                                                        Thomas Winmill
                                                        President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



Name and Title                                                Date

/s/ Thomas Winmill
----------------------------------                            February 17, 2006
Thomas Winmill
President and Director
(Principal Executive
Officer)

/s/ Bassett S. Winmill
----------------------------------                            February 17, 2006
Bassett S. Winmill
Chairman of the Board
And Director


/s/ Charles A. Carroll
----------------------------------                            February 17, 2006
Charles A. Carroll
Director


/s/ Edward G. Webb, Jr.
----------------------------------                            February 17, 2006
Edward G. Webb, Jr.
Director


/s/ Douglas Wu
----------------------------------                            February 17, 2006
Douglas Wu
Director

/s/ Thomas O'Malley
----------------------------------                            February 17, 2006
Thomas O'Malley
Chief Financial Officer
(Principal Financial and
Accounting Officer)

                                  Exhibit List



         Exhibit           Description
         Number
         ---------         --------------

          4-c-3            Amendment No. 1 to 2004 Incentive Compensation Plan.

                                                             Exhibit 4-c-3

                               AMENDMENT NO. 1 TO

                        2004 INCENTIVE COMPENSATION PLAN


                                    RECITALS

         The Governance, Compensation and Nominating Committee of the Board of Directors of Bexil Corporation (the "Company"), pursuant to its authority under
Section 3(a) of the 2004 Incentive Compensation Plan of the Company (the "Plan") to "correct defects, supply omissions or reconcile inconsistencies in the Plan," desires to amend Plan to correct a defect in Section 7(e)(iii)(A) of the Plan regarding the circumstances in which a Participant may exercise an option after the date the employment of the Participant is terminated by the Company other than for Cause. Unless otherwise defined herein, capitalized terms used herein have the same meaning as ascribed to them in the Plan.

          As currently drafted, Section 7(e)(iii)(A) of the Plan provides, in part, that a Participant "may, within three months from the date of termination of the Participant's employment, exercise all or any part of his or her Options or SARs as were exercisable at the date of termination of employment but only if
(x) the Participant resigns or retires and the Committee consents to such resignation or retirement and (y) such termination of employment is not for Cause." The Committee believes that, in the case a Participant is involuntarily terminated by the Company other than for Cause, it was the intention of the Company that the Participant should be entitled to exercise all or any part of his Options or SARs as were exercisable at the date of termination of employment, without obtaining the consent of the Committee or any person. However, since Section 7(e)(iii)(A) is written in the conjunctive and as written, would require the Participant to satisfy the condition contained in clause (x) that the Participant resign or retire and that the consent of the Committee is obtained to allow the Participant to exercise his Options or SARs after the termination of the Participant's employment. In the case of a Participant whose terminated by the Company other than for Cause, it would be impossible for the Participant to satisfy the condition in clause (x).

         The Committee therefore desires to amend the Plan to provide that the conditions set forth in clauses (x) and (y) of the Section 7(e)(iii)(A) shall be in the disjunctive rather than the conjunctive.


                                    AMENDMENT

         1. Amendment. Section 7(e)(iii)(A) of the Plan is amended to read in its entirety as follows:

                           "(A) Unless the Committee provides otherwise at the
                  time of grant or by amendment, upon a Participant's termination of employment other than by reason of death or Disability, the Participant may, within three months from the date of such termination of employment, exercise all or any part of his or her Options or SARs as were exercisable at the date of termination of employment but only if (x) the Participant resigns or retires and the Committee consents to such resignation or retirement or (y) such termination of employment is by the Company and such termination is not for Cause. If such termination of employment is for Cause or the Committee does not so consent in the case of resignation or retirement of the Participant, the right of such Participant to exercise such Options or SARs shall terminate at the date of termination of employment. In no event, however, may any Option or SAR be exercised after the time when it would otherwise expire."

          2. Effect of Amendment. Except as amended hereby, the Plan shall remain in full force and effect. As used in the Plan, the term "Plan") shall mean the original Plan, as amended by this Amendment No. 1.

     The Committee has executed this Amendment No. 1 effective as of February 17, 2006.


BEXIL CORPORATION


By:   /s/ Charles A. Carroll
      ----------------------
      Charles A. Carroll



By:   /s/ Edward G. Webb, Jr.
      -----------------------
      Edward G. Webb, Jr.



By:   /s/ Douglas Wu
      -----------------------
      Douglas Wu